Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

March 4, 2010

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Announces Senior Leadership Changes

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that Charles M. Hall, executive vice president and group executive of the company’s Combat Systems group, will retire on May 1. Hall has been executive vice president since 2005, before which he was president of the company’s General Dynamics Land Systems subsidiary. He will be succeeded by David K. Heebner, executive vice president and group executive of the company’s Marine Systems group. Phebe N. Novakovic, senior vice president – planning and development, will succeed Heebner as executive vice president and group executive of the company’s Marine Systems group. No successor has been named for Novakovic. Heebner and Novakovic will continue to report to Jay L. Johnson, president and chief executive officer. The appointments are effective May 1, 2010.

In announcing the changes, Johnson said, “Charlie Hall has been a visionary leader of the Combat Systems group for the past five years, and a dynamic player in the combat-vehicle business for nearly four decades. He has been instrumental in continually pushing to deliver new technologies to the U.S. military, and in creating product offerings for customers of our U.S. and foreign combat-systems businesses alike. Charlie’s professionalism and dedication have made a tremendous difference for General Dynamics. He will be missed.”

The company also announced that John W. Schwartz, who has been a vice president and the company’s controller since 1998, will retire on April 1. He will be succeeded by Jason W. Aiken, who has been staff vice president of accounting since July 2006. The General Dynamics board of directors, at its March 3 meeting, elected Aiken and Ernest J. Babcock, deputy general counsel, to be vice presidents of the corporation.

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Johnson added, “John Schwartz, as the company’s chief accounting officer for the past 12 years, has played a substantial role in the transformation of General Dynamics into the global market leader that it is today. His counsel and dedication have been noteworthy and are greatly appreciated.”

Charles M. Hall has been executive vice president of General Dynamics’ Combat Systems group since 2005. Previously he was president of General Dynamics Land Systems, beginning in Sept. 1999. He had been vice president – production and delivery, where he was responsible for the performance of all of the company’s production facilities. Hall joined Chrysler Corp.’s defense business in 1973 and served in a variety of increasingly responsible production- and manufacturing-management positions before becoming a vice president. General Dynamics acquired the Chrysler unit in 1984.

David K. Heebner became executive vice president and group executive for Marine Systems in Oct. 2008. He was president of General Dynamics Land Systems from July 2005 until 2008. Previously he had been senior vice president – planning and development, since March 2002, and vice president – strategic planning since joining the company in January 2000. Prior to joining General Dynamics, Heebner served 33 years in the U.S. Army, retiring at the rank of Lieutenant General.

Phebe N. Novakovic has been senior vice president – planning and development since May 2005. She joined General Dynamics in May 2001 as director of strategic planning and development, was named staff vice president – strategic planning in May 2002, and was elected to be a vice president of the corporation in Oct. 2002. Previously Novakovic was special assistant to the Secretary and Deputy Secretary of Defense, and had been a deputy associate director of the Office of Management and Budget.

John W. Schwartz became vice president and controller of General Dynamics in March 1998. He had been staff vice president and controller since November 1994. Schwartz joined the company in July 1992, as director of accounting. Prior to joining General Dynamics, Schwartz had served in various financial management positions with Ernst & Young, Crown Central Petroleum Corp., and MNC Financial Inc.

Jason W. Aiken, a CPA in the Commonwealth of Virginia, joined General Dynamics in June 2002 as a director of consolidation accounting. Prior to joining General Dynamics, Aiken was an audit manager with Arthur Andersen LLP in Washington, D.C., where he provided audit and consulting services for a variety of defense contractors, including General Dynamics.

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Ernest J. Babcock has been deputy general counsel for General Dynamics since December 2009. Previously he was vice president and general counsel at General Dynamics Land Systems in Sterling Heights, Mich., from July 2002. He joined General Dynamics in 2000 as vice president and general counsel of the company’s Bath Iron Works subsidiary in Bath, Maine, following 27 years of private practice in which he represented clients on litigation, civil and commercial matters.

General Dynamics, headquartered in Falls Church, Va., employs approximately 92,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available online at www.generaldynamics.com.

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